SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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☒    Definitive Proxy Statement

☐     Definitive Additional Materials

☐    Soliciting Material Pursuant to Rule 14a-12.

American Electric Power Company, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2006 Annual Meeting • Proxy Statement

American Electric Power 1 Riverside Plaza Columbus, OH 43215

Michael G. Morris Chairman of the Board, President and Chief Executive Officer

March 15, 2006

Dear Shareholder:

This year’s annual meeting of shareholders will be held at The Embassy Suites Hotel, 300 Court Street, Charleston, West Virginia, on Tuesday, April 25, 2006, at 9:30 a.m. Eastern Time.

Your Board of Directors and I cordially invite you to attend. Registration will begin at 8:00 a.m. Only shareholders who owned shares on the record date, March 2, 2006, are entitled to vote and attend the meeting. PLEASE NOTE THAT YOU WILL NEED TO PRESENT AN ADMISSION TICKET TO ATTEND THE MEETING. If your shares are registered in your name, and you received your proxy materials by mail, your admission ticket is attached to your proxy card. A map and directions are printed on the admission ticket. If your shares are registered in your name and you received your proxy materials electronically via the internet, you will need to print an admission ticket after you vote by clicking on the “Options” button. If you hold shares through an account with a bank or broker, you will need to contact them and request a legal proxy, or bring a copy of your statement to the meeting that shows that you owned the shares on the record date. Each ticket will admit a shareholder and one guest.

During the course of the meeting there will be the usual time for discussion of the items on the agenda and for questions regarding AEP’s affairs. Directors and officers will be available to talk individually with shareholders before and after the meeting.

Your vote is very important. Shareholders of record can vote in any one of the following three ways:

•	By internet, at www.computershare.com/expressvote

•	By toll-free telephone at 800-652-8683

•	By completing and mailing your proxy card in the enclosed envelope

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

If you have any questions about the meeting, please contact Investor Relations, American Electric Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The telephone number is 800-237-2667.

Sincerely,

/s/ Michael G. Morris

NOTICE OF 2006 ANNUAL MEETING

American Electric Power Company, Inc.

1 Riverside Plaza

Columbus, Ohio 43215

TIME	9:30 a.m. Eastern Time on Tuesday, April 25, 2006

PLACE	The Embassy Suites Hotel 300 Court Street Charleston West Virginia

ITEMS OF BUSINESS	(1) To elect 13 directors to hold office until the next annual meeting and until their successors are duly elected.
(2) To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year 2006.
(3) To consider and act on such other matters as may properly come before the meeting.

RECORD DATE	Only shareholders of record at the close of business on March 2, 2006, are entitled to notice of and to vote at the meeting or any adjournment thereof.

ANNUAL REPORT	Appendix A to this proxy statement has AEP’s audited financial statements, management’s discussion and analysis of results of operations and financial condition and the report of the independent registered public accounting firm. AEP’s Summary Annual Report to Shareholders contains our chairman’s letter to shareholders and condensed financial statements.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. Please vote in one of these ways:
(1) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.
(2) USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card.
(3) VISIT THE WEB SITE shown on your proxy card to vote via the internet.

Any proxy may be revoked at any time before your shares are voted at the meeting.

March 15, 2006	John B. Keane Secretary

Our annual meeting of shareholders also will be webcast at http://www.AEP.com/go/webcasts at 9:30 a.m. Eastern Time on April 25, 2006.

Proxy Statement

March 15, 2006

Proxy and Voting Information

THIS PROXY STATEMENT and the accompanying proxy card are to be mailed to shareholders, commencing on or about March 15, 2006, in connection with the solicitation of proxies by the Board of Directors of American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, for the annual meeting of shareholders to be held on April 25, 2006 in Charleston, West Virginia.

We use the terms “AEP,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to American Electric Power Company, Inc. and, where applicable, its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on December 31.

Who Can Vote.    Only the holders of shares of AEP Common Stock at the close of business on the record date, March 2, 2006, are entitled to vote at the meeting. Each such holder has one vote for each share held on all matters to come before the meeting. On that date, there were 393,903,133 shares of AEP Common Stock, $6.50 par value, outstanding.

How You Can Vote.    Shareholders of record can give proxies by (i) mailing their signed proxy cards; (ii) calling a toll-free telephone number; or (iii) using the internet. The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Instructions for shareholders of record who wish to use the telephone or internet voting procedures are set forth on the enclosed proxy card.

When proxies are returned, the shares represented thereby will be voted by the persons named on the proxy card or by their substitutes in accordance with shareholders’ directions. If a proxy card is signed and returned without choices marked, it will be voted for the nominees for directors listed on the card and as recommended by the Board of Directors with respect to other matters. The proxies of shareholders who are participants in the Dividend Reinvestment and Stock Purchase Plan include both the shares registered in their names and the whole shares held in their Plan accounts on March 2, 2006.

Revocation of Proxies.    A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by giving notice of its revocation to the Company, by executing another proxy dated after the proxy to be revoked, or by attending the meeting and voting in person.

How Votes are Counted.    The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and the ratification of Deloitte & Touche LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you.

A plurality of the votes cast is required for the election of directors. Only votes “for” or “withheld” affect the outcome. Abstentions are not counted for purposes of the election of directors.

The votes cast “for” must exceed the votes cast “against” to approve the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Abstentions and broker non-votes are not counted as votes “for” or “against” this proposal.

Your Vote is Confidential.    It is AEP’s policy that shareholders be provided privacy in voting. All proxies, voting instructions and ballots, which identify shareholders, are held on a confidential basis, except as may be necessary to meet any applicable legal requirements. We direct proxies to an independent third-party tabulator, who receives, inspects, and tabulates them. Voted proxies and ballots are not seen by nor reported to AEP except (i) in aggregate number or to determine if (rather than how) a shareholder has voted; (ii) in cases where shareholders write comments on their proxy cards; or (iii) in a contested proxy solicitation.

Multiple Copies of Annual Report or Proxy Statement to Shareholders.    Securities and Exchange Commission (SEC) rules provide that more than one annual report or proxy statement need not be sent to the same address. This practice is commonly called “householding” and is intended to eliminate duplicate mailings of shareholder documents. Mailing of your annual report or proxy statement is being householded indefinitely unless you instruct us otherwise. If more than one annual report or proxy statement is being sent to your address, at your request, mailing of the duplicate copy will be discontinued. If you wish to resume receiving separate annual reports or proxy statements at the same address, you may call our transfer agent, Computershare Trust Company, N.A., at 800-328-6955 or write to them at P.O. Box 43081, Providence, RI 02940-3081. The change will be effective 30 days after receipt. We will deliver promptly upon oral or written request a separate copy of the annual report or proxy statement to a shareholder at a shared address. To receive a separate copy of the annual report or proxy statement, contact AEP Shareholder Direct at 800-551-1AEP (1237) or write to AEP, attention: Investor Relations, at 1 Riverside Plaza, Columbus, OH 43215.

Additional Information.    Our website address is www.aep.com. We make available free of charge on the Investor Relations section of our website (www.AEP.com/investors) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (Exchange Act). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act. You may request any of these materials and information in print by contacting Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, OH 43215. We do not intend for information contained in our website to be part of this proxy statement.

You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC, 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

1. Election of Directors

CURRENTLY, AEP’s Board of Directors (Board) consists of 13 members. Thirteen directors are to be elected by a plurality of the votes cast at the meeting to hold office until the next annual meeting and until their successors have been elected. AEP’s By- Laws provide that the number of directors of AEP shall be such number, not less than 9 nor more than 17, as shall be determined from time to time by resolution of the Board.

The 13 nominees named on pages 3 through 6 were selected by the Board on the recommendation of the Committee on Directors and Corporate Governance of the Board. The proxies named on the proxy card or their substitutes will vote for the Board’s nominees, unless instructed otherwise. Shareholders may withhold authority to vote for any or all of such nominees on the proxy card. All of the Board’s nominees were elected by the shareholders at the 2005 annual meeting, except for Ms. Goodspeed and Mr. Crosby, who were elected as a director as of October 26, 2005 and January 25, 2006, respectively, by the Board. Ms. Goodspeed and Mr. Crosby were recommended to the Board by a director search firm, which was paid a fee to identify and evaluate potential Board members. Dr. Hudson, the Presiding Director, and Mr. Morris interviewed Ms. Goodspeed and Dr. Hudson, Mr. Fri and Mr. Morris interviewed Mr. Crosby and recommended each of them to the Committee on Directors and Corporate Governance. That Committee reviewed the qualifications of each of the proposed directors and recommended them to the full board. It is not expected that any of the nominees will be unable to stand for election or be unable to serve if elected. In the event that a vacancy in the slate of nominees should occur before the meeting, the proxies may be voted for another person nominated by the Board or the number of directors may be reduced accordingly.

Cumulative Voting.    With respect to the election of directors, shareholders may exercise cumulative voting rights. That right permits each shareholder to multiply the number of shares the shareholder is entitled to vote by the number of directors standing for election to determine the number of votes the shareholder is entitled to cast for director nominees. The shareholder can then cast all such votes for a single nominee or spread such votes among the nominees in any manner.

Biographical Information.    The following brief biographies of the nominees include their principal occupations, ages on the date of this statement, accounts of their business experience and names of certain companies of which they are directors. Data with respect to the number of shares of AEP’s Common Stock, options exercisable within 60 days and stock-based units beneficially owned by each of them appears on page 32.

Nominees For Director

E. R. Brooks Retired Chairman and Chief Executive Officer, Central and South West Corporation, Granbury, Texas Age 68 Director since 2000	Chairman and chief executive officer of Central and South West Corporation (CSW) (February 1991-June 2000). A director of Hubbell, Inc.

Donald M. Carlton Retired President and Chief Executive Officer, Radian International LLC, Austin, Texas Age 68 Director since 2000	Retired president and chief executive officer of Radian International LLC. A director of National Instruments Corporation and Temple-Inland Inc. and trustee of 32 mutual funds in the Legg Mason fund complex.

Ralph D. Crosby, Jr. Chairman and Chief Executive Officer, EADS North America, Inc., Arlington, Virginia Age 58 Director since 2006	Chairman and Chief Executive Officer, EADS North America, Inc since 2002. President, Integrated Systems Sector, Northrop Grumman Corporation from 1998 to 2002. A director of Ducommun Incorporated.

Nominees For Director — continued

John P. DesBarres Investor Park City, Utah Age 66 Director since 1997	Former Chairman of the Board, President and Chief Executive Officer of Transco Energy Company (natural gas). A director of Magellan Midstream Partners, L.P.

Robert W. Fri Visiting Scholar, Resources for the Future, Washington, D.C. Age 70 Director since 1995	Retired President of Resources for the Future (non-profit research organization). Assumed his present position with Resources for the Future in 2001.

Linda A. Goodspeed Executive Vice President and Chief Technology Officer, Lennox International, Inc., Richardson, Texas Age 44 Director since 2005	Executive Vice President and Chief Technology Officer of Lennox International, Inc. since August 2001. President and Chief Operating Officer of PartMiner, Inc. (a semiconductor broker and business-to-business exchange) from December 2000 to August 2001. A director of Columbus McKinnon Corp.

William R. Howell Chairman Emeritus, J. C. Penney Company, Inc., Dallas, Texas Age 70 Director since 2000	Retired Chairman of the Board and Chief Executive Officer of J. C. Penney Company. Chairman emeritus of J. C. Penney Company (1997-present). A director of Exxon Mobil Corporation, Halliburton Company, Pfizer Inc., and The Williams Companies, Inc. He is also a director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas, non-public wholly owned subsidiaries of Deutsche Bank A.G.

Lester A. Hudson, Jr. Professor and the Wayland H. Cato, Jr. Chair in Leadership McColl Graduate School of Business Queens University of Charlotte Charlotte, North Carolina Age 66 Director since 1987	Professor and the Wayland H. Cato, Jr. Chair in Leadership at McColl Graduate School of Business at Queens University of Charlotte since 2003. Professor of Business Strategy at Clemson University (1998-2003). Retired chairman, chief executive officer and president of Wunda Weve Carpets, Inc. and Dan River, Inc. A director of American National Bankshares Inc.

Nominees For Director — continued

Michael G. Morris Chairman, President and Chief Executive Officer of AEP and AEP Service Corporation; Chairman and Chief Executive Officer of other major AEP subsidiaries Age 59 Director since 2004	Elected president and chief executive officer of AEP in January 2004; chairman of the board in February 2004; and chairman, president and chief executive officer of all of its major subsidiaries in January 2004. A director of certain subsidiaries of AEP with one or more classes of publicly held preferred stock or debt securities and other subsidiaries of AEP. From 1997 to 2003 was chairman of the board, president and chief executive officer of Northeast Utilities, an unaffiliated electric utility system. A director of Cincinnati Bell, Inc. and The Hartford Financial Services Group, Inc.

Lionel L. Nowell III Senior vice president and treasurer of PepsiCo, Inc. Purchase, New York Age 51 Director since 2004	Senior vice president and treasurer of PepsiCo, Inc. since 2001. Executive vice president and chief financial officer of Pepsi Bottling Group, Inc. from 2000-2001. A director of Church & Dwight Co., Inc.

Richard L. Sandor Chairman and Chief Executive Officer, Chicago Climate Exchange, Inc., Chicago, Illinois Age 64 Director since 2000	Chairman and chief executive officer of Chicago Climate Exchange, Inc. (a self-regulatory exchange that administers a greenhouse gas reduction and trading program) since 2003. Chairman and chief executive officer of the Chicago Climate Futures Exchange (a designated contract market regulated by the CFTC) since 2004. Chairman of Climate Exchange PLC since 2003. Research professor at the J.L. Kellogg School of Management, Northwestern University since 1999. Chairman and chief executive officer of Environmental Financial Products LLC (1998-2003). A director of Intercontinental Exchange, Inc. and Millenium Cell, Inc.

Donald G. Smith Chairman of the Board, Chief Executive Officer and Treasurer of Roanoke Electric Steel Corporation, Roanoke, Virginia Age 70 Director since 1994	Chairman of the Board, Chief Executive Officer and Treasurer of Roanoke Electric Steel Corporation (steel manufacturer) since 1989.

Nominees For Director — continued

Kathryn D. Sullivan Science Advisor, COSI Columbus, Columbus, Ohio Age 54 Director since 1997	Science Advisor to Columbus’ science museum COSI (Center of Science & Industry) since December 2005. President and chief executive officer of COSI from 1996 to 2005.

AEP’s Board of Directors and Committees

UNDER NEW YORK LAW, AEP is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During 2005, the Board held eight regular meetings. AEP encourages but does not require members of the Board to attend the annual shareholders’ meeting. Last year, all members attended the annual meeting.

Board Meetings and Committees.    The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings. Directors are also expected to become familiar with AEP’s management team and operations as a basis for discharging their oversight responsibilities.

The Board has seven standing committees. The table below shows the number of meetings conducted in 2005 and the directors who currently serve on these committees. The functions of the committees are described in the paragraphs following the table.

DIRECTOR	BOARD COMMITTEES
	Audit	Directors and Corporate Governance	Policy	Executive	Finance	Human Resources	Nuclear Oversight
Mr. Brooks	X (Chair)		X	X			X
Dr. Carlton			X			X	X
Mr. Crosby*			X			X	X
Mr. DesBarres		X	X	X		X (Chair)
Mr. Fri		X	X			X
Ms. Goodspeed	X		X				X
Mr. Howell		X	X	X	X (Chair)
Dr. Hudson	X	X (Chair)	X	X
Mr. Morris			X	X (Chair)
Mr. Nowell	X		X		X
Dr. Sandor			X		X		X
Mr. Smith			X (Chair)		X		X
Dr. Sullivan			X				X (Chair)
2005 Meetings	10	6	3	1	4	6	4

*	Mr. Crosby was elected to the Board in January 2006 and was elected to the indicated committees in February 2006.

During 2005, no director attended fewer than 90% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees during the period on which he or she served.

Corporate Governance

AEP maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including AEP’s Principles of Corporate Governance, AEP’s Principles of Business Conduct, Code of Business Conduct and Ethics for members of the Board, and charters for the Audit, Directors and Corporate Governance and Human Resources Committees of the Board. The corporate governance page can be found at www.aep.com/investors/corporategovernance. Printed copies of all of these materials also are available upon written request to Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, OH 43215.

AEP’s policies and practices reflect corporate governance initiatives that are designed to comply with SEC rules, the listing requirements of the New York Stock Exchange (NYSE) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	A majority of the Board members are independent of AEP and its management;

•	All members of the Audit Committee, Human Resources Committee and the Committee on Directors and Corporate Governance are independent;

•	The non-management members of the Board meet regularly without the presence of management, and the independent members of the Board meet at least once a year;

•	AEP has a code of business conduct that also applies to its principal executive officer, principal financial officer and principal accounting officer;

•	The charters of the Board committees clearly establish their respective roles and responsibilities; and

•	AEP has an ethics office with a hotline available to all employees, and AEP’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters.

Director Independence.    The Board has adopted categorical standards it uses to determine whether its members are independent. These standards are consistent with the NYSE corporate governance listing standards and are as follows:

1.	Employment: A member who is an employee, or whose immediate family member is an executive officer of AEP or any of its subsidiaries is not independent until three years after such employment has ended.

2.	Other Compensation: A member who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from AEP or any of its subsidiaries, other than director or committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

3.	Material Relationship: A member, or whose immediate family member, (a) is a current partner of AEP’s external auditor; (b) is a current employee of such firm; (c) is a current employee of such firm who participates in that firm’s audit, assurance or tax compliance practice; or (d) was within the last three years a partner or employee of such firm and personally worked on AEP’s audit, is not independent.

4.	Interlocking Directorships: A member who is employed, or whose immediate family member is employed, as an execu -

tive officer of another company on whose compensation committee any of AEP’s executive officers serve is not independent until three years after such service or employment has ended.

5.	Business Transactions: A member who is a current executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, AEP or any of its subsidiaries for property or services in an amount which, in any fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent.

6.	Charitable Contributions: A member, or whose family member, serves as an executive officer of a non-profit organization, which receives discretionary charitable contributions in an amount exceeding the greater of $100,000 or 2% of such organization’s latest annual gross revenues, is not independent until three years after such service has ended.

7.	Director Status: A relationship arising solely from a director’s position as a director or advisory director (or similar position) of another company or entity that engages in a transaction with AEP is independent so long as the director satisfies the other standards.

Each year, our directors complete a questionnaire that, among other things, elicits information to assist the Committee on Directors and Corporate Governance in assessing whether the director meets the Company’s independence standards. Utilizing these responses and other information, the Committee on Directors and Corporate Governance evaluates, with regard to each director, whether the director has any material relationship with AEP or any of its subsidiaries (either directly or as a partner, shareholder or officer of an entity that has a relationship with AEP or any of its subsidiaries). If a director has a relationship with an organization which made or received payments from AEP, information regarding the amount of such payments is provided to the Committee on Directors and Corporate Governance. The Committee on Directors and Corporate Governance then determines whether the amount of any such payments requires, pursuant to the Company’s independence standards or otherwise, a finding that the director is not independent. The Committee on Directors and Corporate Governance also discusses any other relevant facts and circumstances regarding the nature of these relationships, to determine whether other factors, regardless of the categorical standards the Board has adopted, might impede a director’s independence. No member of the Board is independent unless the Board affirmatively determines that such member is independent.

The Board has affirmatively determined that Messrs. Brooks, Carlton, Crosby, DesBarres, Fri, Howell, Hudson, Nowell, Ms. Goodspeed and Ms. Sullivan, all of whom are Board nominees at this meeting, are independent and meet these standards. None of the directors who were determined to be independent had any relationships that were outside the categorical standards identified above. Mr. Morris is not independent because he is an executive officer of AEP. Mr. Smith, who is Chief Executive Officer of Roanoke Electric Steel Corporation (RESC), is not independent because RESC pays more than 2% of its consolidated gross revenues to an AEP subsidiary for electric service. Although Dr. Sandor currently meets the independence standards, the Board of Directors has determined that he is not independent because of AEP’s relationship with the Chicago Climate Exchange (CCX). Dr. Sandor serves as Chief Executive Officer of CCX. AEP is a founding member of the CCX and during 2005 AEP and its subsidiaries transacted trades of greenhouse gas emission allowances on the CCX. AEP paid CCX approximately $9,700 in commissions and dues in 2005. AEP payments to CCX currently do not exceed $1 million but AEP’s payments in the future may exceed that threshold. Dr. Sandor is also the Chief Executive Officer of the Chicago Climate Futures Exchange (CCFE), which is an exchange established for trading of SO2 and NOx allowances. AEP anticipates paying commissions and dues to CCX and CCFE in 2006 in an amount equal to or greater than amounts paid in 2005.

Communicating with the Board.    If you would like to communicate directly with our Board, our non-management directors as a group or Dr. Hudson, our Presiding Director, you may submit your written communication to American Electric Power Company, Inc., P.O. Box 163609, Attention: AEP Non-Management Directors, Columbus OH 43216. AEP’s Business Ethics and Corporate Compliance department will review such inquiries or communications. Communications other than advertising or promotions of a product or service will be forwarded to our Board, our non-management directors as a group or our Presiding Director, as applicable.

The Committee on Directors and Corporate Governance has the responsibilities set forth in its charter, including:

1.	Recommending the size of the Board within the limits imposed by the By-Laws.

2.	Recommending selection criteria for nominees for election or appointment to the Board.

3.	Conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others.

4.	Recommending to the Board nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting.

5.	Reviewing and making recommendations to the Board with respect to compensation of directors and corporate governance.

6.	Recommending members to serve on committees and chairs of the committees of the Board.

7.	Reviewing the independence and possible conflicts of interest of directors and executive officers.

8.	Supervising the AEP Corporate Compliance Program.

A copy of the charter can be found on our website at www.AEP.com/investors/corporategovernance. Consistent with the rules of the NYSE, all members of the Committee on Directors and Corporate Governance are independent.

The Committee on Directors and Corporate Governance will consider shareholder recommendations of candidates to be nominated as directors of the Company. All such recommendations must be in writing and submitted in accordance with the procedures described under Shareholder Proposals and Nominations on page 34 and must include information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this policy is on our website at www.AEP.com/investors/corporategovernance. Shareholders’ nominees who comply with these procedures will receive the same consideration that all other nominees receive.

In evaluating candidates for Board membership, the Committee on Directors and Corporate Governance reviews each candidate’s biographical information and assesses each candidate’s skills and expertise based on a variety of factors. Some of the major factors include whether the candidate:

•	maintains the highest personal and professional ethics, integrity and values;

•	is committed to representing the long-term interests of the shareholders;

•	has an inquisitive and objective perspective, practical wisdom and mature judgment;

•	contributes to the diversity of views and perspectives of the Board as a whole;

•	possesses a willingness to devote sufficient time to carrying out the duties and responsibilities effectively, including attendance at meetings.

The Committee on Directors and Corporate Governance also seeks balance on the Board by having complementary knowledge, expertise, experience and skill in areas such as business, finance, accounting, marketing, public policy, government, technology and environmental issues and other areas that the Board has decided are desirable and helpful to fulfilling its role. Diversity in gender, race, and background of directors, consistent with the Board’s requirements for knowledge, stan -

dards, and experience, is desirable in the mix of the Board.

The Policy Committee is responsible for examining AEP’s policies on major public issues affecting the AEP System, including environmental, industry change and other matters.

The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations prescribed in the By-Laws, during the intervals between meetings of the Board.

The Finance Committee monitors and reports to the Board with respect to the capital requirements and financing plans and programs of AEP and its subsidiaries including, reviewing and making recommendations concerning the short and long-term financing plans and programs of AEP and its subsidiaries.

The Human Resources Committee has the responsibilities set forth in its charter, including recommending compensation for the CEO to the independent Board members, approving compensation for other senior officers and making recommendations to the Board regarding incentive and equity-based compensation plans. The Human Resources Committee also communicates the Company’s compensation policies to shareholders (as required by the SEC).

A copy of the Human Resources Committee charter can be found on our website at www.AEP.com/investors/corporategovernance. Consistent with the rules of the NYSE, all members of the Human Resources Committee are independent.

The Nuclear Oversight Committee is responsible for overseeing and reporting to the Board with respect to the management and operation of AEP’s nuclear generation.

Audit Committee Disclosure

THE AUDIT COMMITTEE of the Board operates pursuant to a charter and is responsible for, among other things, the appointment of the independent registered public accounting firm (independent auditor) for the Company; reviewing with the independent auditor the plan and scope of the audit and approving audit fees; monitoring the adequacy of financial reporting and internal control over financial reporting and meeting periodically with the internal auditor and the independent auditor. A more detailed discussion of the purposes, duties and responsibilities of the Audit Committee is found in the Audit Committee charter, a copy of which can be found on our website at www.AEP.com. Consistent with the rules of the NYSE and the Sarbanes-Oxley Act of 2002, all members of the Audit Committee are independent. The Board determined that Mr. Nowell is an audit committee financial expert as defined by the SEC.

Audit Committee Report

THE AUDIT COMMITTEE reviews AEP’s financial reporting process as well as the internal controls over financial reporting on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

In this context, the Audit Committee met ten times during the year and held discussions, some of which were in private, with management, the internal auditor, and the independent auditor. Management represented to the Audit Committee that AEP’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Management has also concluded that the Company’s internal control over financial reporting was effective as of December 31, 2005. The Audit Committee has reviewed and discussed the consolidated financial statements and internal control over financial reporting with management, the internal auditor, and the independent auditor. The Audit Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees).

In addition, the Audit Committee has discussed with the independent auditor its independence from AEP and its management, including the matters in the written disclosures required by the Independence Stan -

dards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee has also received written materials addressing the independent auditor internal quality control procedures and other matters, as required by the NYSE listing standards.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in AEP’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

Audit Committee Members

E. R. Brooks, Chair

Linda A. Goodspeed

Lester A. Hudson, Jr.

Lionel L. Nowell, III

Directors Compensation and Stock Ownership

Annual Retainers and Meeting Fees.    Mr. Morris is the only director who is an officer of AEP. He does not receive any compensation, other than his regular salary and the accident insurance coverage described below, for serving on the Board. The other members of the Board received an annual cash retainer of $60,000 in 2005. The chairman of the Audit Committee receives an additional annual retainer of $15,000 and other members of the Audit Committee receive an additional annual retainer of $12,000. The Presiding Director receives an additional annual retainer of $15,000. Each of these cash retainers is paid in quarterly increments. Each non-employee director also received $80,000 in AEP Stock Units in 2005 payable quarterly pursuant to the AEP Stock Unit Accumulation Plan for Non-Employee Directors (Stock Accumulation Plan) described below. Each non-employee director is paid a fee of $1,200 per day for special assignments (such as attendance at Nuclear Regulatory Commission meetings or for services on ad hoc subcommittees).

In December 2005, upon the recommendation of the Committee on Directors and Corporate Governance and based on competitive data, the Board determined that Board compensation (i) should be targeted to fall within the second highest quartile of a peer group of companies of comparable size (including both energy and general industry companies) and (ii) should consist of a target mix of 45% cash and 55% AEP stock equivalents. Therefore, the Board approved the following changes to compensation effective January 1, 2006: (1) the amount of AEP stock units awarded to non-employee directors pursuant to the Stock Accumulation Plan will increase from $80,000 to $82,500 annually and (ii) the amount of the annual cash retainer paid to non-employee directors will increase from $60,000 to $67,500 annually. These changes were adopted in order to bring the compensation packages of AEP’s Board members more in line with compensation paid to directors of comparable companies and enable AEP to attract qualified directors when needed.

Expenses.    Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings. Directors are also reimbursed for reasonable expenses associated with other business activities, including participation in director education programs.

The Company from time to time invites directors’ spouses to travel with the directors to attend Board meetings. Spouses may also join non-employee directors on Company aircraft when a non-employee director is traveling to or from a Board meeting. The Company generally provides for, or reimburses expenses of, the non-employee directors’ and spouses’ travel, food and lodging for attendance at such events, which may result in a non-employee director recognizing income for tax purposes under applicable regulations. The Company therefore reimburses the non-employee director for the estimated taxes incurred in connection with any income recognized by the director as a result of the non-employee director’s or spouse’s attendance at such events.

The following table presents the compensation provided by the Company in 2005 to the non-employee directors standing for election at the 2006 annual meeting.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Name	Annual Cash Retainer	Stock Units	Audit Committee/ Presiding Director Retainer	Per Diem	Total
E. R. Brooks	$60,000	$80,000	$11,250	$0	$151,250
Donald M Carlton	60,000	80,000	-0-	0	140,000
Ralph D. Crosby, Jr.	—	—	—	—	—
John P. DesBarres	60,000	80,000	-0-	0	140,000
Robert W. Fri	60,000	80,000	-0-	0	140,000
Linda A. Goodspeed	15,000	20,000	3,000	0	38,000
William R. Howell	60,000	80,000	-0-	0	140,000
Lester A. Hudson, Jr.	60,000	80,000	27,000	2,400	169,400
Lionel L. Nowell III	60,000	80,000	12,000	0	152,000
Richard L. Sandor	60,000	80,000	-0-	0	140,000
Donald G. Smith	60,000	80,000	-0-	0	140,000
Kathryn D. Sullivan	60,000	80,000	1,000	0	141,000

Retainer Deferral Plan.    The Retainer Deferral Plan for Non-Employee Directors (formerly called the Deferred Compensation and Stock Plan for Non-Employee Directors) is a non-qualified deferred compensation plan that permits non-employee directors to choose to defer up to 100% of their annual Board cash retainer into a variety of investment fund options, all with market-based returns, including an AEP stock fund. The Plan permits the non-employee directors to defer receipt until termination of service or for a period that results in payment commencing not later than five years after termination of service.

Stock Unit Accumulation Plan.    In 2005 the Stock Unit Accumulation Plan for Non-Employee Directors awarded $80,000 in AEP Stock Units to each non-employee director. As mentioned earlier in Directors Compensation and Stock Ownership, this Plan was amended effective January 1, 2006 to increase the annual award to $82,500 in AEP Stock Units. These AEP Stock Units are credited to directors quarterly, based on the closing price of AEP Common Stock on the payment date. Amounts equivalent to cash dividends on the AEP Stock Units accrue as additional AEP Stock Units. AEP Stock Units are not paid to the director in cash until termination of service unless the director has elected to further defer payment for a period that results in payment commencing not later than five years after termination of service.

Insurance.    AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director, $100,000 for each spouse of a director and $50,000 for all dependent children. The current policy, effective September 1, 2004 through September 1, 2007, has a premium of $29,000. In addition, AEP pays each non-employee director an amount to provide for the federal and state income taxes incurred in connection with the maintenance of this coverage ($589 for 2005).

Central and South West Corporation Memorial Gift Programs.    AEP is continuing a memorial gift program for former CSW directors and executive officers who had been previously participating in this program. The four former CSW directors who are members of AEP’s Board (Messrs. Brooks, Carlton, Howell and Sandor) are participants. Under this program, AEP makes donations in a director’s name to up to three charitable organizations in an aggregate amount of up to $500,000, payable by AEP upon such person’s death. AEP maintains corporate-owned life insurance policies to support the program. The annual premiums paid by AEP are based on pooled risks and averaged $3,322 per participant for 2005.

Stock Ownership.    The Board considers stock ownership in AEP by Board members to be important. As noted above in Directors Compensation and Stock Ownership under the caption Stock Unit Accumulation Plan, non-employee directors are required to defer $80,000 (increasing effective January 1, 2006 to $82,500) annually in AEP Stock Units until termination of his or her directorship. As noted below under Share Ownership of Directors and Executive Officers, each non-employee director of AEP owns more than 11,000 shares of AEP Common Stock and AEP Stock Units, except for Mr. Nowell, Ms. Goodspeed and Mr. Crosby, who were elected to the Board of Directors in July 2004, October 2005 and January 2006, respectively.

Insurance

The directors and officers of AEP and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. The AEP System companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their directors and officers for any such losses. Such insurance, effective January 1, 2005 through March 15, 2006, is provided by: Associated Electric & Gas Insurance Services, Energy Insurance Mutual, Zurich American Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA, Federal Insurance Company, Liberty Mutual Insurance Company, Twin City Fire Insurance Company, Quanta Reinsurance U.S. Ltd., AXIS Reinsurance Company, Starr Excess International, Oil Casualty Insurance, Ltd, Arch Insurance Company, RSUI Indemnity Company, XL Specialty Insurance Company, U.S. Specialty Insurance Company and XL Insurance (Bermuda). The total cost of this insurance is $4,938,942.

Fiduciary liability insurance provides coverage for AEP System companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. This coverage, provided by Zurich American Insurance Company, Energy Insurance Mutual, Indian Harbor Insurance Company, Houston Casualty Company and AXIS Specialty Reinsurance Company, was renewed, effective March 15, 2005 through March 15, 2006, for a cost of $800,000.

2. Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

THE AUDIT COMMITTEE has appointed the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006. Although action by the shareholders in this matter is not required, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of Company financial controls and reporting, and will seriously consider shareholder input on this issue. Whether or not the appointment of Deloitte & Touche LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP will be in attendance at the annual meeting on April 25, 2006. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

Vote Required.    Approval of this proposal requires the affirmative vote of holders of a majority of the shares present in person or by proxy at the meeting.

Your Board of Directors recommends a vote FOR this proposal.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and December 31, 2004, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2004	2005
Audit Fees(1)
Financial Statements	$9,489,000	$8,680,000
Internal Control over Financial reporting	$6,321,000	$4,210,000

Total Audit Fees	$15,810,000	$12,890,000
Audit-Related Fees(2)	$818,000	$591,610
Tax Fees(3):
Settlement of Contingent Fee arrangements	$6,962,500	$—
Other tax fees	$1,554,500	$1,116,000

Total Tax Fees	$8,517,000	$1,116,000

TOTAL	$25,145,000	$14,597,610

(1)	Audit fees in 2004 and 2005 consisted primarily of fees related to the audit of the Company’s annual consolidated financial statements. Audit fees also included auditing procedures performed in accordance with Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board Auditing Standard Number 2 regarding the Company’s internal control over financial reporting.

This category also includes work generally only the independent registered public accounting firm can reasonably be expected to provide, such as attestation requirements on statutory reports and regulatory filings of the Company and certain of its wholly owned subsidiaries.

(2)	Audit related fees consisted principally of audits of employee benefit plans and audit-related work in connection with acquisitions and dispositions.
(3)	Other tax fees consisted principally of tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

In May 2004, the SEC clarified its position on the provision of services with respect to contingent, findings-based and value-added fee arrangements. In response to this clarification, in 2004 the Company converted five contingent fee arrangements, previously entered into in 2000, to “time and material” fee arrangements and made a payment of $6,962,500 for services performed through May 2004. The Company will not enter into such arrangements with the independent registered public accounting firm in the future. These services are considered tax compliance services based on the above definition.

The Audit Committee has considered whether the provision of services other than audit services by Deloitte & Touche LLP and its domestic and global affiliates is compatible with maintaining independence and the Audit Committee believes that this provision of services is compatible with maintaining Deloitte & Touche LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limitation. The independent auditor and management are required to report to the Audit Committee at each regular meeting regarding the extent of services provided by the independent auditor in accordance with this pre-approval policy, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In 2005, all Deloitte & Touche LLP services were pre-approved by the Audit Committee.

Other Business

THE BOARD OF DIRECTORS does not intend to present to the meeting any business other than the election of directors and the ratification of the appointment of the independent registered public accounting firm.

If any other business not described herein should properly come before the meeting for action by the shareholders, the persons named as proxies on the enclosed card or their substitutes will vote the shares represented by them in accordance with their best judgment. At the time this proxy statement was printed, the Board of Directors was not aware of any other matters that might be presented.

Executive Compensation

THE FOLLOWING TABLE shows for 2005, 2004 and 2003 the compensation earned by the chief executive officer and the four other most highly compensated executive officers (as defined by SEC regulations) of AEP at December 31, 2005. The table includes a total of six executive officers because Mr. Hagan and Ms. Koeppel had the same salary and bonus in 2005.

Summary Compensation Table

Name and Principal Position		Annual Compensation			Long-Term Compensation
					Awards		Payouts
	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation $(3)	Restricted Stock Award ($)(4)	Securities Underlying Options (#)	LTIP Payouts $(5)	All Other Compensation ($)(6)
Michael G. Morris — Chairman of the board, president and chief executive officer of AEP and the Service Corporation; chairman of the board and chief executive officer of other AEP System companies(7)	2005 2004	1,150,000 1,123,577	2,250,000 1,250,000	614,191 613,287	163,500 9,228,000	-0- 149,000	-0- -0-	107,400 178,058
Carl L. English —President-AEP Utilities of the Company; President-AEP Utilities and director of the Service Corporation; vice president and director of other AEP System companies(7)	2005 2004	500,000 211,538	575,000 125,000	22,073 5,848	-0- 942,600	-0- -0-	-0- -0-	66,237 12,444
Susan Tomasky — Executive vice president and chief financial officer of the Company; executive vice president-chief financial officer and director of the Service Corporation; vice president and director of other AEP System companies	2005 2004 2003	500,000 503,846 476,827	575,000 350,000 256,137	-0- -0- -0-	-0- -0- -0-	-0- -0- 25,000	221,269 -0- -0-	55,050 50,791 37,208
Robert P. Powers — Executive vice president of the Company; Executive vice president-Generation and director of the Service Corporation; vice president and director of other AEP System companies	2005 2004 2003	450,000 433,308 416,596	500,000 275,000 300,000	1,368 654 -0-	-0- -0- -0-	-0- -0- 25,000	193,337 -0- -0-	39,003 34,879 29,007
Thomas M. Hagan — Executive vice president-AEP Utilities West and director of the Service Corporation; vice president and director of other AEP System companies	2005 2004 2003	440,000 443,385 421,615	464,183 241,684 237,850	7,110 58,330 -0-	-0- -0- -0-	-0- -0- 25,000	195,650 -0- -0-	47,228 141,398 29,326
Holly K. Koeppel — Executive vice president-AEP Utilities East and director of the Service Corporation; vice president and director of other AEP System companies	2005 2004 2003	440,000 443,385 426,635	464,183 267,217 175,000	397 2,404 -0-	-0- -0- -0-	-0- -0- 25,000	197,985 -0- -0-	42,025 37,304 25,451

(1)	Amounts in the Salary column are composed of executive salaries, and additional days of pay earned for years with more than the standard 260 calendar workdays and holidays.

(2)	Amounts in the Bonus column reflect awards under the Senior Officer Annual Incentive Compensation Plan (SOIP). Payments pursuant to the SOIP are made in the first quarter of the succeeding fiscal year for performance in the year indicated.

(3)	Amounts shown in the Other Annual Compensation column include perquisites if the aggregate amount of such benefits exceeds $50,000. The perquisites the Company offers to its executive officers include club memberships, financial counseling services, personal use of the executive dining room, and personal use of Company aircraft. For Mr. Morris, the amount shown includes the incremental cost associated with his personal use of the Company’s aircraft of $309,435. The incremental cost to the Company of personal use of Company aircraft is calculated based on the variable operating costs to the Company, including fuel costs, trip-related maintenance, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the Company aircraft, and the cost of maintenance not related to trips, are excluded. Mr. Morris’ amount also includes premiums for life insurance that the Company funds on his behalf of $141,403 and temporary living expenses of $27,500. The Other Annual Compensation column also includes tax gross-up payments for Mr. Morris and the other named executive officers as well as cash payments for fractional shares resulting from dividend reinvestment on restricted stock unit awards.

(4)	The values shown in the Restricted Stock Award column are the grant date values calculated using the closing price of AEP Common Stock on the New York Stock Exchange on each grant date without any vesting or other deductions. Dividends are paid on all restricted shares and restricted stock units at the same rate as paid on AEP’s Common Stock. Mr. Morris received an award of 5,000 restricted stock units on February 22, 2005, of which 1,666 shares vested on February 22, 2006 and the remaining shares will generally vest, subject to his continued employment, in two equal parts of 1,667 and 1,667 shares on February 22, 2007 and February 22, 2008, respectively. Dividends on these shares were mandatorily reinvested in an additional 144 restricted stock units that vest, subject to Mr. Morris’s continued employment, on February 22, 2008. Fractional shares that would result from the reinvestment of dividends are paid in cash and are included in the Other Annual Compensation column. On December 31, 2005 Mr. Morris held a total of 5,144 unvested restricted stock units with a value of $190,791, based on the closing price of AEP Common Stock on the last trading day of 2005 ($37.09).

On January 2, 2004 with the commencement of his AEP employment, Mr. Morris received an award of 300,000 restricted shares granted under the Company’s Long-Term Incentive Plan. Dividends on these shares are paid to Mr. Morris and are not included in this table. 50,000 shares vested on January 1, 2005 and 50,000 shares vested on January 1, 2006 and, as a result, the restrictions on the sale of these shares were removed giving Mr. Morris full and unrestricted ownership of them. The remaining 200,000 shares of restricted stock were granted as a replacement for certain long-term compensation that Mr. Morris forfeited from his prior employer in order to accept his position at AEP. These shares vest, subject to his continued employment, in three approximately equal components on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. On December 31, 2005 Mr. Morris held a total of 250,000 unvested restricted shares, with a value of $9,272,500, based on the closing price of AEP common stock on the last trading day of 2005 ($37.09).

On August 2, 2004 with the commencement of his AEP employment, Mr. English received an award of 30,000 restricted stock units granted under the Company’s Long-Term Incentive Plan. Dividends on these shares were mandatorily reinvested in an additional 632 and 1,024 restricted stock units in 2004 and 2005, respectively. Fractional shares that would result from the reinvestment of dividends are paid in cash and are included in the Other Annual Compensation column. The additional restricted stock units attributable to reinvested dividends vest, subject to Mr. English’s continued employment, on August 2, 2007. 10,000 shares vested on August 2, 2005 and, as a result, the restrictions on the sale of these stock units were removed giving Mr. English full and unrestricted ownership of them. The remaining 20,000 restricted stock units vest, subject to his continued employment, in two equal components on August 2, 2006, and August 2, 2007. On December 31, 2005 Mr. English held a total of 21,656 unvested restricted stock units with a value of $803,221, based on the closing price of AEP common stock on the last trading day of 2005 ($37.09).

(5)	Amounts in the Long-Term Compensation — Payouts column reflect the value of performance units earned under the Amended and Restated AEP System Long-Term Incentive Plan for the three-year performance period ended December 31, 2005. Earned performance units are mandatorily deferred as phantom stock units (“career shares”) until the executive has achieved all of his or her stock ownership requirements. Once an executive has achieved all of his or her stock ownership requirements, earned performance units are paid to such executive in cash or deferred if the executive makes an election. See below under Long-Term Incentive Plans — Awards in 2005 on page 19 and “Long-Term Incentive” on page 28 for additional information.

(6)	Amounts in the All Other Compensation column for 2005, except for additional compensation to Mr. English disclosed in footnote (7), include (i) AEP’s matching contributions under the AEP Retirement Savings Plan and the AEP Supplemental Retirement Savings Plan, a non-qualified plan designed to supplement the AEP Retirement Savings Plan; (ii) relocation expenses and (iii) subsidiary companies’ director fees. Detail of the 2005 amounts included in the All Other Compensation column is shown below.

Item	Mr. Morris	Mr. English	Ms. Tomasky	Mr. Powers	Mr. Hagan	Ms. Koeppel
Savings Plan Matching Contributions	$8,440	$9,450	$7,615	$6,640	$8,198	$6,692
Supplemental Savings Plan Matching Contributions	81,560	18,675	30,635	19,763	20,638	25,133
Relocation	-0-	-0-	-0-	-0-	11,792	-0-
Subsidiary Director Fees	17,400	11,400	16,800	12,600	6,600	10,200

(7)	No 2003 compensation information is reported for Messrs. Morris and English because they were not executive officers in those years. Mr. Morris joined the Company on January 1, 2004. Mr. English joined the company on August 2, 2004 and, as such, the compensation information for 2004 reflects his salary for only a portion of that year. Club initiation fees of $26,713 were included in the All Other Compensation column in 2005 for Mr. English.

Option Grants in 2005

There were no options granted to executive officers in 2005.

Aggregated Option Exercises in 2005 and Year-end Option Values

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12-31-05(#)		Value of Unexercised In-The-Money Options at 12-31-05($)*
			Exercisable	Unexercisable	Exercisable	Unexercisable
M. G. Morris	—	—	49,666	99,334	$314,386	$628,784
C. English	—	—	—	—	—	—
S. Tomasky	29,333	346,085	208,333	46,001	$369,164	$446,556
R. P. Powers	66,999	550,924	133,300	46,001	$91,563	$446,556
T. M. Hagan	25,000	273,500	104,499	46,001	$505,396	$446,556
H. K. Koeppel	20,167	220,627	41,200	46,001	$202,829	$446,556

*	Based on the difference between the closing price of AEP Common Stock on the New York Stock Exchange on December 30, 2005 ($37.09) (the last trading day of 2005) and the option exercise price. “In-the-money” means the market price of the stock is greater than the exercise price of the option on the date indicated.

Long-Term Incentive Plans — Awards In 2005

The executive officers named in the Summary Compensation Table were awarded performance units in January 2005 pursuant to the Amended and Restated American Electric Power System Long-Term Incentive Plan. Performance units are generally equivalent in value to shares of AEP Common Stock. Dividends are reinvested in additional performance units for the same performance and vesting period using the closing price of the AEP Common Stock on the dividend payment date. The performance units granted in 2005 are subject to two equally weighted performance measures for the three-year performance period 2005-2007. These performance measures are: three-year total shareholder return measured relative to the S&P Utilities and three-year cumulative earnings per share measured relative to a board-approved target. The scores for these performance measures determine the percentage of the performance units outstanding at the end of the performance period that are earned and can range from zero percent to 200 percent. The value of each performance unit that is earned equals the average closing price of AEP Common Stock for the last twenty days of the performance period.

The number of performance units that may be earned at threshold, target and maximum performance levels, excluding any reinvested dividends, is shown in the table below. The HR Committee may, in its discretion, reduce the number of performance units otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 25%, 100% and 200%, respectively, of the performance unit awards.

Deferral of earned performance units into phantom AEP Stock Units (equivalent to shares of AEP Common Stock) is mandatory until the officer has met his or her stock ownership requirements discussed in the Human Resources Committee Report on Executive Compensation. Once their stock ownership requirement is met, officers may elect to continue to defer earned performance units or to receive subsequently earned awards in cash or AEP Common Stock.

Name	Number of Performance Units	Performance Period Until Maturation or Payout	Estimated Future Payouts of Performance Units Under Non-Stock Price-Based Plan
			Threshold (#)	Target (#)	Maximum (#)
M. G. Morris	150,000	1/1/05 – 12/31/07	37,500	150,000	300,000
C. English	34,100	1/1/05 – 12/31/07	8,525	34,100	68,200
S. Tomasky	37,500	1/1/05 – 12/31/07	9,375	37,500	75,000
R. P. Powers	22,500	1/1/05 – 12/31/07	5,625	22,500	45,000
T. M. Hagan	21,200	1/1/05 – 12/31/07	5,300	21,200	42,400
H. K. Koeppel	21,200	1/1/05 – 12/31/07	5,300	21,200	42,400

Retirement Benefits

AEP maintains qualified and nonqualified defined benefit ERISA pension plans for eligible employees. The tax-qualified plans are the American Electric Power System Retirement Plan (AEP Retirement Plan) and the Central and South West Corporation Cash Balance Retirement Plan (CSW Cash Balance Plan). The nonqualified plans are the American Electric Power System Excess Benefit Plan (AEP Excess Benefit Plan) (together with the AEP Retirement Plan, the AEP Plans) and the Central and South West Corporation Special Executive Retirement Plan (CSW SERP) (together with the CSW Cash Balance Plan, the CSW Plans), each of which provides (i) benefits that cannot be payable under the respective tax-qualified plans because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain AEP employees. The CSW Plans continue as separate plans for those AEP System employees who were participants in the CSW Cash Balance Plan as of December 31, 2000. Each of the executive officers named in the Summary Compensation Table (other than Mr. Hagan) participates in the AEP Plans. Mr. Hagan participates in the CSW Plans.

The benefit formula generally used to calculate benefit additions under the pension plans for all plan participants (including the executive officers named in the Summary Compensation Table) is a cash balance formula. When the cash balance formula was added to each plan, an opening balance was established for employees then participating under each plan’s prior benefit formula (as further described below), using a number of factors as set forth in the appropriate plan. Under the cash balance formula, each participant has an account established (for record keeping purposes only) to which dollar amount credits are allocated each year based on a percentage of the participant’s eligible pay. The amount of pay taken into account for the executive officers named in the Summary Compensation Table has been capped at the greater of $1,000,000 or two times the participant’s annual base rate of pay as of the last day of a given year (or, if the participant’s employment was terminated during the year, as of the date of such termination of employment). The applicable percentage of eligible pay credited to a participant’s account is determined each year by reference to the participant’s age and years of vesting service as of December 31 of that year (or as of the participant’s termination date, if earlier). The following table shows the applicable percentage used to determine the annual dollar amount credits based on the sum of age and years of service indicated:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

All amounts in the cash balance accounts of participants earn a fixed rate of interest that is also credited annually. The interest rate for a particular year is the Applicable Interest Rate set in accordance with Section 417(e)(3)(A)(ii) of the Internal Revenue Code and is currently the average interest rate on 30-year Treasury securities for the month of November of the prior year. For 2005, the interest rate was 4.89%. Interest continues to be credited to any unpaid balance.

The CSW SERP also includes a final average pay cash balance formula which provides that the cash balance account of participants who at termination of employment hold the office of Vice President or higher of an employer participating in the CSW Plans will be no less than (i) the sum of the Applicable Percentages from the foregoing table generally for each year that the participant earned service credit under the CSW Cash Balance Plan, multiplied by (ii) the participant’s final average pay. “Final average pay” for executive officers generally is the average annual compensation (consisting of the sum of the Salary and Bonus columns shown in the Summary Compensation Table) during the 36 consecutive months of highest pay during the 120 months prior to retirement.

Under the cash balance formula, an amount equal to the vested balance (including tax-qualified and nonqualified benefits) then credited to the account is payable to the participant in the form of an immediate or deferred lump-sum or an annuity or, with respect to the nonqualified benefits, in installments. Benefits under the AEP Plans and the CSW Plans generally do not become vested until the participant has been credited with at least 5 years of service. Mr. Morris has an individual agreement with AEP that provides that Mr. Morris will become vested in the amount credited to his cash balance account at a rate of 20% per year as of each of the first five anniversaries of his commencement date (January 1, 2004).

Benefits (from both the tax-qualified and nonqualified plans) under the cash balance formula are not subject to reduction for Social Security benefits or other offset amounts, except that Ms. Koeppel and Mr. Powers each have an individual agreement which provides that their supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers. The estimated annual benefit that would be payable as a single life annuity under the cash balance formula (or, with respect to Mr. Hagan, under the CSW Plans’ final average pay cash balance formula) to each of the executive officers named in the Summary Compensation Table at age 65 is:

Name	Annual Benefit
M. G. Morris	391,100
C. English	46,700
S. Tomasky	287,700
R. P. Powers	193,500
T. M. Hagan	123,000
H. K. Koeppel	186,900

These amounts are based on the following assumptions and agreements:

•	The amounts shown in the Salary column of the Summary Compensation Table are used for calendar year 2005 and all subsequent years, assuming no salary changes. The amounts shown in the Bonus column are used for 2005 and annual incentive awards at the 2006 target level (as further described in the Human Resources Committee Report on Executive Compensation under the heading Annual Incentive on page 28) capped at 100% of salary are used for all subsequent years beyond 2005.

•	Conversion of the lump-sum cash balance to a single life annuity at age 65, based on an interest rate of 4.73% (the Applicable Interest Rate being used by the Plans for 2006) and the 1994 Group Annuity Reserving Table published by the Internal Revenue Service.

•	Mr. Morris has an individual agreement with AEP that provides for an opening cash balance account of $2,100,000 as of January 1, 2004 (his employment commencement date) and annual credits at the maximum rate provided under the AEP Plans (currently 8.5%). Mr. English also has an individual agreement with AEP that provides for annual credits at the maximum rate provided under the AEP Plans (currently 8.5%).

•	Ms. Tomasky, Ms. Koeppel and Mr. Powers have individual agreements with AEP that credit them with years of service in addition to their years of service with AEP as follows: Ms. Tomasky, 20 years; Ms. Koeppel, 15.25 years; and Mr. Powers, 17 years. That service credit was taken into account in calculating their accrued benefit under the AEP Plans as of December 31, 2000, and therefore was reflected in the amount credited to their opening cash balance account as of January 1, 2001, the date the cash balance formula first became effective. As mentioned above, the agreements for Ms. Koeppel and Mr. Powers provide that their respective supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers.

In addition, employees who have continuously participated in the AEP Plans since December 31, 2000 remain eligible for a pension benefit using the final average pay formula that was in place before the im -

plementation of the cash balance formula described above. Employees who are eligible for both formulas will receive their benefits under the formula that provides the higher benefit, given the participant’s choice of the form of benefit (single life annuity, lump sum, etc.). Participants who remain eligible to receive the final average pay formula will continue to accrue pension benefits under that formula until December 31, 2010, at which time each participant’s final average pay benefit payable at the participant’s normal retirement age (the later of age 65 or 5 years of service) will be frozen and unaffected by the participant’s subsequent service or compensation. After December 31, 2010, each participant’s frozen final average pay benefit will be the minimum benefit a participant can receive from the AEP Plans at the participant’s normal retirement age.

Final average pay under the AEP Plans is computed using the highest average 36 consecutive months of the salary and bonus earned out of the participant’s most recent 10 years of service. The information used to compute the final average pay benefit for executive officers named in the Summary Compensation Table above, other than Mr. Morris and Mr. English (who are not eligible for the final average pay formula under the AEP Plans) and Mr. Hagan (whose final average pay benefits are discussed below in connection with the CSW Plans), is equal to the sum of the Salary and Bonus columns shown in the Summary Compensation Table.

The following table shows the approximate annual annuities that would be payable to executive officers and other management employees under the final average pay formula of the AEP Plans, assuming termination of employment on December 31, 2005 after various periods of service and with benefits commencing at age 65.

AEP Plans Pension Plan Table

Annual Highest Average Earnings	Years of Accredited Service
	15	20	25	30	35	40
$ 700,000	$164,535	$219,380	$274,225	$329,070	$383,915	$430,465
750,000	176,535	235,380	294,225	353,070	411,915	461,790
800,000	188,535	251,380	314,225	377,070	439,915	493,115
850,000	200,535	267,380	334,225	401,070	467,915	524,440
900,000	212,535	283,380	354,225	425,070	495,915	555,765
950,000	224,535	299,380	374,225	449,070	523,915	587,090
1,000,000	236,535	315,380	394,225	473,070	552,915	618,835
1,100,000	260,535	347,380	434,225	521,070	607,915	681,065
1,200,000	284,535	379,380	474,225	569,070	663,915	743,715
1,300,000	308,535	411,380	514,225	617,070	719,915	806,365

The amounts shown in the table are the straight life annuities payable under the final average pay formula of the AEP Plans without reduction for any optional features that may be elected at the participant’s expense. Retirement benefits listed in the table are not subject to any further reduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year for each year prior to age 62 in the event of a termination of employment after age 55 and the participant’s election to commence benefits between ages 55 and 62. If an employee terminates employment after age 55 and commences benefits at or after age 62, there is no reduction in the retirement annuity.

Under the AEP Plans, as of December 31, 2005, for the executive officers named in the Summary Compensation Table (except for Mr. Morris, Mr. English and Mr. Hagan), the number of years of service applicable for the final average pay formula were as follows:

Ms. Tomasky, 27.5 years; Ms. Koeppel, 20.75 years; and Mr. Powers, 24.5 years. The years of service for Ms. Tomasky, Ms. Koeppel and Mr. Powers include years of service provided by their respective agreements with AEP as described above in connection with the cash balance formula. The agreements for Ms. Koeppel and Mr. Powers provide that their respective supplemental retirement bene -

fits are reduced by pension entitlements, if any, from plans sponsored by prior employers.

Under the CSW Plans, certain employees who were 50 or over and had completed at least 10 years of service as of July, 1997, remain eligible for benefits under the prior pension formulas based on career average pay and final average pay. Of the executive officers named in the Summary Compensation Table, only Mr. Hagan is eligible to participate in the CSW Plans. He has a choice upon his termination of employment to elect his benefit based on the cash balance formula or the prior pension formulas.

The following table shows the approximate annual annuities that would be payable to employees in certain higher salary classifications under the prior benefit formulas provided through the CSW Plans, assuming termination of employment on December 31, 2005 after various periods of service and with benefits commencing at age 65, and prior to reduction by up to 50 percent of the participant’s Social Security benefit.

CSW Plans Pension Plan Table

Highest Average Annual Earnings	Years of Accredited Service
	15	20	25	30 or more
$ 400,000	$100,000	$133,333	$166,667	$200,000
450,000	112,500	150,000	187,500	225,000
500,000	125,000	166,667	208,333	250,000
550,000	137,500	183,333	229,167	275,000
600,000	150,000	200,000	250,000	300,000
650,000	162,500	216,667	270,833	325,000
700,000	175,000	233,333	291,667	350,000

Under the CSW Plans, the annual normal retirement benefit payable from the final average pay formula is based on 1 2/3% of “Average Compensation” times the number of years of credited service (up to a maximum of 30 years), reduced by no more than 50 percent of the participant’s age 62 or later Social Security benefit and then adjusted annually based on changes in the consumer price index. “Average Compensation” equals the average annual compensation, reported as Salary in the Summary Compensation Table, during the 36 consecutive months of highest pay during the 120 months prior to retirement. Mr. Hagan has an agreement entered into with CSW prior to its merger with AEP under which he is entitled to a retirement benefit that is based upon 30 years of credited service.

Employment Agreement

The Company entered into an employment agreement (Agreement) with Mr. Morris that became effective January 1, 2004 for a three-year period. The Agreement is automatically renewed for additional one-year periods unless Mr. Morris or the Company takes specific actions to terminate it. The Agreement provides that Mr. Morris receives an initial annual salary of $1,115,000, subject to increase, and will participate in the annual bonus and long-term incentive plans. Mr. Morris is eligible to receive an annual bonus under the Senior Officer Annual Incentive Compensation Plan and his target percentage will be equal to at least 100% of his base salary. The Agreement awarded Mr. Morris a nonqualified stock option grant for 149,000 shares, a performance share grant for 119,000 shares and 100,000 restricted shares as a bonus and an additional 200,000 restricted shares as a replacement for certain long-term compensation that Mr. Morris forfeited from his prior employer in order to accept employment with the Company. One-half of the restricted shares awarded to Mr. Morris as a bonus (50,000 shares) vested on January 1, 2005 and the remaining 50,000 shares vested on January 1, 2006. The restricted shares awarded to Mr. Morris as a replacement for forfeited compensation will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. Mr. Morris may use the Company aircraft for personal use and receives gross-up payments to cover applicable federal, state and local income taxes on the portion of the imputed income associated with such personal use in accordance with AEP policy, which currently provides a gross-up only for income taxes associated with certain spousal travel. Mr. Morris is entitled to use of memberships sponsored by the Company at local country clubs and luncheon clubs and to participate in the Company’s financial counseling program. Mr. Morris also is entitled to participate in the Company’s retiree medical insurance program as in effect on the date of his retirement, although the Company may pay Mr. Morris an amount in cash sufficient, in the Company’s good faith determination, for Mr. Morris to purchase a retiree medical insurance policy that provides equivalent benefits. The Company has purchased a universal life insurance policy for Mr. Morris that provides a $3 million death benefit. Mr. Morris was provided an opening balance in the AEP Excess Benefit Plan of $2.1 million, which vests in increments of 20% on each of the first five anniversary dates of his employment. Mr. Morris is credited with the maximum rate permitted under the Retirement Plan (currently at 8.5%) on all eligible earnings up to two times his annual base salary. See above under Retirement Benefits for additional information. In the event the Company terminates the Agreement for reasons other than cause, Mr. Morris will receive a severance payment equal to two times his annual base salary.

The Company entered into an employment agreement (English Agreement) with Mr. English that became effective August 2, 2004. The English Agreement provides that Mr. English receives an initial annual salary of $500,000, subject to increase, twenty-five days of vacation annually, and will participate in the annual bonus and long-term incentive plans. Mr. English is eligible to receive an annual bonus under the Senior Officer Annual Incentive Compensation Plan and his target percentage will be equal to at least 65% of his base salary. The English Agreement awarded Mr. English 30,000 restricted stock units. One-third of the restricted stock units awarded to Mr. English (10,000 units) vested on August 2, 2005 and the remaining 20,000 restricted stock units will vest in two equal components of 10,000 units on August 2, 2006 and August 2, 2007. Mr. English’s cash balance account under the AEP Excess Benefit Plan is credited with the maximum rate permitted (currently at 8.5%) on all eligible earnings up to the greater of $1,000,000 or two times his annual base salary. See above under Retirement Benefits for additional information. In the event the Company terminates Mr. English’s employment for reasons other than cause before August 2, 2007, Mr. English will receive a severance payment equal to his annual base salary.

Change-In-Control Agreements

AEP has change-in-control agreements with all of the executive officers named in the Summary Compensation Table. If there is a “change-in-control” of AEP and the executive officer’s employment is terminated (i) by AEP without “cause” or (ii) by the officer because of a detrimental change in responsibilities, a required relocation or a reduction in salary or benefits, these agreements provide for:

•	Lump sum payment equal to 2.99 times the officer’s annual base salary plus target annual incentive under the Senior Officer Annual Incentive Compensation Plan.

•	Payment, if required, to make the officer whole for any excise tax imposed by Section 4999 of the Internal Revenue Code.

•	Outplacement services and other non-cash severance or separation benefits under the terms of a plan or agreement as may then be available to other employees.

“Change-in-control” under our change-in-control agreements means:

•	The acquisition by any person of the beneficial ownership of securities representing more than one-third of AEP’s voting stock;

•	A merger or the consolidation of AEP with another corporation unless AEP’s voting securities outstanding immediately before such merger or consolidation continue to represent at least two-thirds of the total voting power of AEP or the surviving entity outstanding immediately after such merger or consolidation; or

•	Approval by the shareholders of the liquidation of AEP or the disposition of all or substantially all of the assets of AEP.

In addition to the change-in-control agreements described above, the Amended and Restated American Electric Power System Long-Term Incentive Plan (as approved at the 2005 meeting of shareholders) authorizes the HR Committee to include change-in-control provisions in award agreements. Such provisions may include one or more of the following: (1) the acceleration or extension of time periods for purposes of exercising, vesting in or realizing gains from any award; (2) the waiver or modification of performance or other conditions related to the payment or other rights under an award; (3) provision for the cash settlement of an award for an equivalent cash value; and (4) modification or adjustment to the award as the HR Committee deems appropriate to protect the interests of participants upon or following a change-in-control. The outstanding award agreements issued to the executive officers contain provisions that accelerate the vesting and exercise dates of unexercised options and that offer a cash settlement upon a change-in-control.

“Change-in-control” is defined under the Amended and Restated American Electric Power System Long-Term Incentive Plan as:

•	The acquisition by any person of the beneficial ownership of securities representing 25% or more of AEP’s voting stock;

•	A change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period; or

•	Approval by the shareholders of the liquidation of AEP, disposition of all or substantially all of the assets of AEP or, under certain circumstances, a merger of AEP with another corporation.

The AEP Excess Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change-in-control, defined in a manner similar to the Amended and Restated Long-Term Incentive Plan as described above.

Human Resources Committee Report On Executive Compensation

The Human Resources Committee of the Board of Directors (HR Committee) annually reviews AEP’s executive compensation in the context of the performance of management and the Company. None of the members of the HR Committee is an officer or employee of any AEP System company. In addition, each of the current members of the HR Committee has been determined to be independent by the Board in accordance with SEC and NYSE rules. The HR Committee held 6 meetings in 2005.

In setting compensation levels, the HR Committee recognizes that AEP’s executive officers are charged with managing one of the largest and most geographically diverse electric generation, transmission and distribution companies in a dynamic business atmosphere that requires high levels of business and management innovation.

AEP’s executive compensation is designed to maximize shareholder value, to support the implementation of the Company’s business strategy, and to improve both corporate and personal performance. The HR Committee’s compensation policies supporting these objectives are:

•	To pay in a manner that motivates both short- and long-term performance, focuses on meeting specified corporate goals and promotes the long-term interests of shareholders.

•	To place a substantial amount of compensation for senior executives at risk in the form of variable incentive compensation instead of fixed or base pay, with much of this risk similar to the risk experienced by other AEP shareholders.

•	To establish compensation opportunities that enhance the Company’s ability to attract, retain, reward, motivate and encourage the development of exceptionally knowledgeable, highly qualified and experienced executives.

•	To provide compensation that is reflective of current market practices in order to maintain a stable and successful management team.

In carrying out its responsibilities, the HR Committee has hired a nationally recognized independent consultant to provide recommendations to the HR Committee regarding AEP’s compensation and benefits programs and practices, and to provide information on current trends in executive compensation and benefits within the energy services industry and among U.S. industrial companies in general. The HR Committee regularly holds executive sessions with its independent consultant and without Company management present to help ensure that it receives full and independent advice.

The HR Committee annually reviews AEP’s executive compensation relative to a Compensation Peer Group comprised of companies that represent the talent markets from which AEP must compete to attract and retain executives. The HR Committee annually reviews and adjusts the composition of the Compensation Peer Group to ensure that it provides appropriate compensation comparisons. For 2005, the Compensation Peer Group consists of 14 large and diversified energy services companies, plus 12 Fortune 500 companies, which, taken as a whole, approximately reflect the Company’s size, scale, business complexity and diversity. This Compensation Peer Group differs from the S&P 500 and the S&P Utility indexes, which are used for financial comparison purposes in the graph titled “Comparison of Five Year Cumulative Total Return” on page 31 in this proxy statement. The HR Committee generally uses median compensation information of the Compensation Peer Group as its benchmark but does consider other comparisons, such as alternative percentile benchmarks and industry-specific compensation surveys, when evaluating compensation.

In 2005 the HR Committee also began using “tally sheets” to evaluate the total rewards package for the CEO. These “tally sheets” include all significant aspects of the total rewards program under various performance, termination and stock price scenarios that illustrate the upper and lower extremes of the potential value of this package.

Stock Ownership Guidelines

The HR Committee believes that linking a significant portion of an executive’s current and potential future net worth to the Company’s success, as reflected in the stock price and dividends paid, gives the executive a stake similar to that of the Company’s shareholders and further encourages long-term management strategies for the benefit of shareholders. Therefore, the HR Committee requires senior managers to accumulate and hold a specific amount of AEP Common Stock or stock equivalents in order to further align executive and shareholder interests. The HR Committee annually reviews the minimum stock ownership levels for each salary grade and periodically adjusts these levels as they determine to be appropriate. Due to changes in the ownership levels and promotions, executives may have multiple stock ownership requirements that they are expected to achieve within five years of the date each such requirement is assigned. AEP’s minimum ownership levels are directly related to the officer’s corporate position, with the largest requirement assigned to the Chief Executive Officer (CEO). The largest minimum stock ownership requirements assigned to each of the executive officers named in the Summary Compensation Table are 109,300 shares for the CEO; 52,700 for the Chief Financial Officer (CFO) and President of AEP Utilities; and 35,300 for each of the Executive Vice Presidents.

Personal AEP stock holdings, restricted stock, and common stock equivalents resulting from performance units, deferred compensation and balances in the AEP stock fund of the AEP System Retirement Savings Plan, AEP System Supplemental Retirement Savings Plan and the AEP Incentive Compensation Deferral Plan can be included in determining compliance with minimum stock ownership requirements. All performance units that are earned are mandatorily deferred into phantom stock units (“career shares”), a common stock equivalent, for participants who have not met all of their minimum stock ownership requirements. Participants are required to hold these career shares at least until after their AEP employment ends. In addition, executives that have not met a minimum stock ownership requirement within its associated five-year period will be required to (i) defer twenty-five percent (25%) of annual incentive compensation into AEP phantom stock units and (ii) retain all AEP shares realized through AEP stock options exercises, except an amount equal to the exercise costs and tax withholding, until the minimum stock ownership requirement has been satisfied. On January 1, 2006, the mandatory annual incentive compensation deferral, described in (i) above, was increased to fifty percent (50%).

Messrs. Morris, Hagan and Powers have met all of their stock ownership requirements. Ms. Tomasky has met her two previously assigned stock ownership requirements and is on track to meet the ownership requirement assigned to her in January 2005. Ms. Koeppel has met the stock ownership requirement assigned to her in January 2004 and is on track to reach the stock ownership target requirement assigned to her in January 2005. Mr. English is also on track to meet the stock ownership requirement assigned to him in January 2005, which is the only such requirement he has been assigned. See the table on page 32 for actual ownership amounts.

Components of Executive Compensation

Base Salary.    When reviewing executive base salaries, the HR Committee considers the pay practices of its Compensation Peer Group; the responsibilities, performance, and experience of each executive officer; reporting relationships; supervisor recommendations; and the relationship of the base salaries of executive officers to the base salaries of other AEP employees. Base salaries are reviewed annually and adjusted, when and as appropriate, to reflect individual performance, changes in responsibility, external market data, internal pay equity and other factors.

The HR Committee generally targets total compensation levels at the median of AEP’s Compensation Peer Group. This practice places at risk more than 80 percent of the total compensation opportunity for the CEO and 65 percent of that for the other executive officers listed in the Summary Compensation Table, which is consistent with the HR Committee’s policy of placing a substantial portion of the compensation for executive officers at risk.

Annual Incentive.    The primary purpose of AEP’s annual incentive compensation is to motivate senior management to meet and exceed annual objectives that are part of the Company’s strategic plan for maximizing shareholder value. AEP’s Senior Officer Incentive Plan (SOIP) provides a variable, performance-based annual incentive as part of total compensation for the Company’s executive officers.

SOIP participants are assigned an annual target award expressed as a percentage of base earnings for the period. For 2005 the HR Committee established the annual SOIP target awards at 100% of salary for Mr. Morris; 65% for Ms. Tomasky and Mr. English; and 60% of salary for the other executive officers named in the Summary Compensation Table. For 2006 the HR Committee increased the annual SOIP target award for Mr. Morris to 110 percent of salary. All other SOIP targets are the same as they were in 2005.

SOIP awards for 2005 were based on pre-established performance measures that included an earnings per share component, which determined the size of the company-wide bonus pool that provides an annual incentive award opportunity for the general workforce as well as executive officers, and the following additional performance measures, which determined the allocation from the company-wide bonus pool to the SOIP:

•	Safety Performance (25%),

•	Workforce Development (25%),

•	Strategic Planning (25%), and

•	Environmental Stewardship (25%).

The HR Committee maintains both positive and negative discretion over all SOIP performance measure results and individual awards to help insure that awards are aligned with results. Actual awards for 2005 could have varied from zero percent to 200 percent of the target award based on performance.

AEP’s earnings per share in 2005 exceeded the level needed to fully fund the company-wide bonus pool and this, combined with the scores for the above performance measures, produced an aggregate award score of 179.4% of the sum of the target awards for all SOIP participants. Individual awards from the bonus pool for senior officers, except for the CEO, are made at the discretion of the CEO to reflect each executive’s performance and contribution and are subject to the approval of the HR Committee. The award for the CEO is made at the discretion of the HR Committee and is subject to the approval of the independent members of the Board. The actual amounts earned for 2005 are shown for the executive officers listed in the Summary Compensation Table.

Long-Term Incentive.    The primary purpose of longer-term, equity-based, incentive compensation is to motivate senior managers to maximize shareholder value by linking a portion of compensation directly to shareholder return.

All AEP long-term incentive (LTI) awards to executive officers are made under the shareholder-approved Amended and Restated American Electric Power System Long-Term Incentive Plan. This plan provides various types of LTI awards and a wide variety of performance measures from which the HR Committee may choose to provide the most effective incentives to Company management for achievement of the Company’s strategies and goals.

Stock Options

Beginning in January 2005 the HR Committee stopped issuing new stock options as part of its regular LTI program, in favor of increased utilization of performance units. The HR Committee believes this change was necessary to reflect changes in AEP’s business objectives, external market compensation practices, and the cost-benefit ratio of stock options relative to other alternatives. Therefore, no stock options were awarded to any executive officer in 2005.

Performance Units

The HR Committee’s practice is to annually grant long-term incentive awards in the form of performance units to senior management for a three-year performance and vesting period beginning January 1st of the current year. Beginning with 2005, the HR Committee decided to rely entirely on performance units for the Company’s regular long-term incentive program in lieu of utilizing a mix of stock options and performance units. The HR Committee granted target performance unit awards, effective January 1, 2005, to Mr. Morris, Ms. Tomasky, Mr. English, Mr. Powers, Mr. Hagan and Ms. Koeppel in the amounts of 150,000, 37,500, 34,100, 22,500, 21,200 and 21,200, performance units, respectively. These performance units were granted for the three-year performance period (2005-2007) and generally vest, subject to the participant’s continued employment, at the end of the performance period. Dividends are reinvested in additional performance units for the same performance and vesting period using the closing price of AEP Common Stock on the dividend payment date. The performance unit awards for the 2005-2007 performance period may be earned subject to two equally weighted performance measures: three-year total shareholder return measured relative to the S&P Utilities and three-year cumulative earnings per share measured relative to a board-approved target. The scores for these performance measures determine the percentage of the performance units outstanding at the end of the performance period that are earned and can range from zero percent to 200 percent. The value of each performance unit that is earned equals the average closing price of AEP Common Stock for the last 20 days of the performance period.

Payments of earned performance unit awards are initially deferred in the form of career shares (equivalent in fair value to shares of AEP Common Stock) until the participant has met his or her stock ownership requirement. Such deferrals continue until at least the participant’s termination of employment. Once participants reach their stock ownership requirement, they may then elect either to defer subsequently earned awards into the AEP Incentive Compensation Deferral Plan, which offers returns equivalent to various market-based investment options, including AEP stock equivalents, or to receive subsequently earned awards in cash or AEP Common Stock.

As previously reported in the 2004 proxy statement, the HR Committee established performance unit targets in January of 2003 for the then current members of senior management with respect to the 2003-2005 performance period. AEP’s total shareholder return relative to the S&P Utilities was established as the sole performance measure for this performance period. During this period AEP’s total shareholder return was at the 35th percentile of the S&P Utilities, which resulted in participants earning 49.0 percent of the performance unit targets originally established for this performance period and the associated dividend credits. The awards earned for the 2003-2005 performance period are listed as LTIP Payouts in the Summary Compensation Table.

A further description of performance unit awards is shown under Long-Term Incentive Plans – Awards in 2005 on page 19.

Restricted Stock and Restricted Stock Units

Upon his hire and pursuant to his employment agreement, the HR Committee granted 100,000 restricted shares to Mr. Morris as a bonus and an additional 200,000 restricted shares as a replacement for certain long-term compensation from his prior employer that Mr. Morris was required to forfeit in order to accept employment with AEP. These restricted shares are shares of AEP Common Stock that include dividend and voting rights but that cannot be sold, transferred, pledged or otherwise encumbered until they vest. One-half of the restricted shares awarded to Mr. Morris as a bonus (50,000 shares) vested on January 1, 2005, and the remaining one-half vested on January 1, 2006. The restricted shares awarded to Mr. Morris as a replacement for forfeited compensation will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. The HR Committee believes that granting these restricted shares to Mr. Morris was reasonable, appropriate and necessary in order to ensure his hire and a timely and successful CEO transition, as well as to motivate Mr. Morris to vigorously pursue the interests of shareholders. The value of the restricted shares awarded to Mr. Morris is included in the Restricted Stock Award column of the Summary Compensation Table.

On February 22, 2005 Mr. Morris was also awarded 5,000 restricted stock units as part of his annual incentive award for 2004. One-third of these restricted stock units vested on February 22, 2006 and the remainder will generally vest, subject to Mr. Morris’ continued employment, in two equal portions on the second and third anniversary of the grant date (February 22 of 2007 and 2008). Dividends on AEP’s restricted stock units are mandatorily reinvested in additional units using the closing price of AEP Common Stock on the dividend payment date. Restricted stock units that result from the reinvestment of dividends gen- erally vest, subject to the participant’s continued employment, on the last vesting date associated with the underlying award. Mr. Morris received an additional 144 AEP stock units during 2005 due to the reinvestment of dividends on these restricted stock units.

Upon his hire, the HR Committee granted 30,000 restricted stock units to Mr. English as both a replacement for certain long-term compensation from his prior employer that he was required to forfeit in order to accept employment with AEP and as a signing bonus. One-third of these restricted stock units vested on August 2, 2005 and the remainder will generally vest, subject to his continued employment, in equal parts on the second and third anniversary of the grant date (August 2 of 2006 and 2007). Mr. English also received an additional 1,024 AEP stock units during 2005 due to the reinvestment of dividends on these restricted stock units.

No restricted shares or restricted stock units were awarded to any other executive named in the Summary Compensation Table, but the HR Committee did award restricted stock units to other executives and key employees who are not listed in the Summary Compensation Table during 2005 and expects to continue to do so periodically in the future.

Tax Policy on Deductibility of Compensation

The HR Committee has considered the effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation in excess of $1,000,000 paid in any year to the Company’s chief executive officer or any of the next four highest paid executive officers named in the Summary Compensation Table who are serving as such at the end of the year. The HR Committee considers the limits imposed by Section 162(m) when designing compensation programs for the Company. However, the HR Committee believes that the Company needs flexibility to meet its incentive and retention objectives, even if the Company may not deduct all of its compensation. Performance units and stock options issued under the Amended and Restated American Electric Power System Long-Term Incentive Plan have been structured to be exempt from the deduction limit because they are made pursuant to a shareholder-approved, performance-driven plan. Annual incentive awards under the SOIP are not eligible for the performance-based exemption because the SOIP has not been designed or implemented in a manner that would comply with the requirements of Section 162(m). The HR Committee believes that it is in the interests of the Company to maintain flexibility to adjust annual incentive awards above or below the amount a strict performance formula might provide to reflect qualitative performance factors. The reservation of such discretion, in itself, would preclude the application of the exemption from the Section 162(m) deduction limits.

Other than the compensation described below for Mr. Morris and Mr. English, no compensation was paid in 2005 in excess of the Section 162(m) limit. The restricted shares granted to Mr. Morris upon his hire and pursuant to his employment agreement are not performance-based awards. The value of these awards upon vesting, his 2005 annual bonus and the portion of his salary in excess of $1 million, will not be tax deductible for the Company. The restricted stock units granted to Mr. English upon his hire are not performance-based awards. The value of these awards upon vesting and a portion of his annual incentive for 2005 will not be tax deductible for the Company. The HR Committee intends to continue to consider the effect of Section 162(m) in its executive compensation decisions and in evaluating AEP’s executive compensation programs.

Human Resources Committee Members

John P. DesBarres, Chair

Donald M. Carlton

Robert W. Fri

Comparison of 5 Year Cumulative Total Return*

Among American Electric Power Company, Inc., the S&P 500 Index

and the S&P Utilities Index

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright©2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

All rights reserved. www.researchdatagroup.com/S&P.htm

	12/00	12/01	12/02	12/03	12/04	12/05
AEP	100.00	98.72	66.30	79.04	92.87	104.33
S&P 500	100.00	88.12	68.64	88.33	97.94	102.75
S&P Utilities	100.00	83.22	70.69	87.71	111.01	130.62

The total return performance shown on the graph above is not necessarily indicative of future performance.

Share Ownership of Directors and Executive Officers

THE FOLLOWING TABLE sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2006 for all nominees to the Board of Directors, each of the persons named in the Summary Compensation Table and all such Directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares		Stock Units(a)	Options Exercisable Within 60 Days	Total
E. R. Brooks	21,221		9,482	—	30,703
D. M. Carlton	7,432		9,482	—	16,914
R. D. Crosby, Jr.	—		—	—	—
J. P. DesBarres	5,000	(c)	12,799	—	17,799
C. E. English	—	(d)	28,461	—	28,461
R. W. Fri	3,000		11,695	—	14,695
L. A. Goodspeed	—		539	—	539
T. M. Hagan	15,972	(b)	28,467	142,166	186,605
W. R. Howell	1,692		9,821	—	11,513
L. A. Hudson, Jr.	1,853	(e)	14,314	—	16,167
H. K. Koeppel	256	(b)	28,702	78,867	107,825
M. G. Morris	301,085	(g)	164,034	99,333	564,452
L. L. Nowell III	—		3,152	—	3,152
R. P. Powers	685	(b)(d)	29,705	170,968	201,358
R. L. Sandor	1,092		12,204	—	13,296
D. G. Smith	2,500		12,282	—	14,782
K. D. Sullivan	—		18,322	—	18,322
S. Tomasky	3,357	(b)(d)	35,353	246,000	284,710
All directors, nominees and executive officers as a group (20 persons)	407,376	(d)(f)	452,447	737,334	1,597,157

(a)	This column includes amounts deferred in Stock Units and held under AEP’s various director and officer benefit plans.
(b)	Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan: Ms. Tomasky, 3,357; Ms. Koeppel, 256; Mr. Hagan, 5,479; Mr. Powers, 685; and all directors and executive officers as a group, 9,777.
(c)	Includes 5,000 shares held in joint tenancy with a family member.
(d)	Does not include, for Ms. Tomasky, Mr. English and Mr. Powers, 42,231 shares in the American Electric Power System Educational Trust Fund over which Ms. Tomasky, Mr. English and Mr. Powers share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.
(e)	Includes 750 shares held by family members of Dr. Hudson over which he disclaims beneficial ownership.
(f)	Represents less than 1% of the total number of shares outstanding.
(g)	Includes restricted shares with different vesting schedules.

Section 16(a) Beneficial Ownership Reporting Compliance

SECTION 16(a) of the Exchange Act requires AEP’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of Common Stock of AEP with the SEC. Executive officers and directors are required by SEC regulations to furnish AEP with copies of all reports they file. Based solely on a review of the copies of such reports furnished to AEP and written representations from AEP’s executive officers and directors during the fiscal year ended December 31, 2005, AEP believes that all Section 16(a) filing requirements were met during 2005.

Share Ownership of Certain Beneficial Owners

SET FORTH BELOW are the only persons or groups known to AEP as of December 31, 2005, with beneficial ownership of five percent or more of AEP Common Stock.

	AEP Shares
Name, Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
AXA Financial, Inc.,	27,585,092	(a)	7.0%
1290 Avenue of the Americas New York, NY 10104

Barrow, Hanley, Mewhinney & Strauss, Inc.	24,562,886	(b)	6.24%
2200 Ross Avenue 31st Floor Dallas, TX 75201-2761

(a)	Based on the Schedule 13G jointly filed with the SEC, AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, and AXA reported that they have sole voting power for 16,014,740 shares, shared voting power for 2,579,251 shares, sole dispositive power for 27,555,013 shares and shared dispositive power for 30,079 shares.
(b)	Based on the Schedule 13G, Barrow, Hanley, MeWhinney & Strauss, Inc. reported that it has sole power to vote 4,907,630 shares, shared voting power for 19,655,256 shares, sole dispositive power for 24,562,886 shares.

Shareholder Proposals and Nominations

TO BE INCLUDED in AEP’s proxy statement and form of proxy for the 2007 annual meeting of shareholders, any proposal which a shareholder intends to present at such meeting must be received by AEP, attention: John B. Keane, Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 15, 2006.

Notice to nominate a director must include your name, address, number of shares you own; the name, age, business address, residence address and principal occupation of the nominee and the number of shares beneficially owned by the nominee. It must also include all the information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this Policy is posted on our website at www.AEP.com. All such notices must be received by AEP, attention: John B. Keane, Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 15, 2006. The Secretary will forward the recommendations to the Committee on Directors and Corporate Governance for consideration.

For any proposal intended to be presented by a shareholder without inclusion in AEP’s proxy statement and form of proxy for the 2007 annual meeting, the proxies named in AEP’s form of proxy for that meeting will be entitled to exercise discretionary authority on that proposal unless AEP receives notice of the matter by January 30, 2007. However, even if notice is timely received, the proxies may nevertheless be entitled to exercise discretionary authority on the matter to the extent permitted by SEC regulations.

Solicitation Expenses

The costs of this proxy solicitation will be paid by AEP. Proxies will be solicited principally by mail and the internet, but some telephone or personal solicitations of holders of AEP Common Stock may be made. Any officers or employees of the AEP System who make or assist in such solicitations will receive no compensation, other than their regular salaries, for doing so. AEP will request brokers, banks and other custodians or fiduciaries holding shares in their names or in the names of nominees to forward copies of the proxy-soliciting materials to the beneficial owners of the shares held by them, and AEP will reimburse them for their expenses incurred in doing so at rates prescribed by the New York Stock Exchange. Morrow & Co., Inc. will assist in the solicitation of proxies by AEP for a fee of $8,500, plus reasonable out-of-pocket expenses.

Annual Meeting Admission Ticket

000000000.000 ext
000000000.000 ext
MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2	000000000.000 ext
ADD 3	000000000.000 ext
ADD 4
ADD 5
ADD 6	Annual Meeting of AEP Shareholders

Tuesday, April 25, 2006, 9:30 a.m. Eastern Time The Embassy Suites Hotel 300 Court Street Charleston, West Virginia

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Annual Meeting Proxy Card	123456	C0123456789	12345

☐	Please mark this box with an X if your address has changed and print the new address below.	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)		+

C 1234567890 J N T

A Proposals

The proxies are directed to vote as specified below and in their discretion on all other matters coming before the meeting. If no direction is made, the proxies will vote FOR all nominees and FOR the ratification of the independent registered public accounting firm.

The Board of Directors recommends a vote FOR all nominees for election as directors and the ratification of the independent registered public accounting firm.

1.	Nominees:

01 - E.R. Brooks, 02 - D.M. Carlton, 03 - R.D. Crosby, Jr., 04 - J.P. DesBarres, 05 - R.W. Fri, 06 - L.A. Goodspeed,

07 - W.R. Howell, 08 - L.A. Hudson, 09 - M.G. Morris, 10 - L.L. Nowell III, 11 - R.L. Sandor, 12 - D.G. Smith, 13 - K.D. Sullivan

					01 -	☐	02 -	☐	03 -	☐	04 -	☐
	☐	To Vote FOR All Nominees	☐	To WITHHOLD Vote From All Nominees	05 -	☐	06 -	☐	07 -	☐	08 -	☐
	☐	For All Except - To withhold a vote for a specific nominee, mark this box with an X and the appropriately numbered box from the list above.			09 -	☐	10 -	☐	11 -	☐	12 -	☐

					13 -	☐

		For	Against	Abstain
2.	Ratification of Independent registered public accounting firm.	☐	☐	☐	Comments
(If you have written in the space below, please mark the “Special Attention” box to the left.)
ANNUAL MEETING
Mark box at right if you plan to attend the annual meeting.		☐

SPECIAL ATTENTION
Mark box at right if you have comments.		☐

B Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

5 U P X                                                                  0 0 8 0 8 4 1

+

ADMISSION TICKET

Annual Meeting of Shareholders	Agenda
Tuesday, April 25, 2006 at 9:30 a.m. Eastern Time	• Introduction and Welcome
The Embassy Suites Hotel	• Election of Directors
300 Court Street	• Ratification of Auditors
Charleston, West Virginia	• Chairman’s Report
• Comments and Questions from Shareholders

DIRECTIONS TO EMBASSY SUITES HOTEL

(304) 347-8700

From I-77 South or I-79 South, take the Washington Street Exit (58C). Turn left onto Lee Street and follow for three blocks. Embassy Suites is on the left.

From I-64 East, take the Washington Street Exit (58C). Turn right onto Lee Street and follow for three blocks. Embassy Suites is on the left.

From I-64 West/I-77 North, take the Leon Sullivan Way Exit (100) and proceed straight to the first light. Turn right onto Washington Street and follow for six blocks. Embassy Suites is on the left.

Please park in the Central Parking garage adjacent to the Embassy Suites Hotel. If you identify yourself as an AEP shareholder, the parking fee will be waived.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING,

PLEASE BRING THIS ADMISSION TICKET WITH YOU

DETACH HERE

AMERICAN ELECTRIC POWER COMPANY, INC.

Proxy Solicited on behalf of the Board of Directors

for the Annual Meeting to be held April 25, 2006

The undersigned appoints Michael G. Morris, Carl L. English and Susan Tomasky, and each of them, acting by a majority if more than one be present, attorneys and proxies to the undersigned, with power of substitution, to represent the undersigned at the annual meeting of shareholders of American Electric Power Company, Inc. to be held on April 25, 2006, and at any adjournment thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting.

Trustee’s Authorization. The undersigned authorizes Fidelity Management Trust Company to vote all shares of Common Stock of the Company credited to the undersigned’s account under the American Electric Power System retirement savings plan at the annual meeting in accordance with instructions on the reverse side.

Nominees for Election of Directors:

01. E.R. Brooks, 02. D.M. Carlton, 03. R.D. Crosby, Jr.,

04. J.P. DesBarres, 05. R.W. Fri, 06. L.A. Goodspeed,

07. W.R. Howell, 08. L.A. Hudson, 09. M.G. Morris,

10. L.L. Nowell III, 11. R.L. Sandor, 12. D.G. Smith,

13. K.D. Sullivan

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-866-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Eastern Time, on April 25, 2006.

THANK YOU FOR VOTING